Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Domino’s Pizza, Inc., filed pursuant to Rule 462(b) of Regulation C of the Securities Act of 1933, of our report dated January 30, 2004, except as to Note 13 and the effect of a two-for-three stock split which are May 11, 2004, relating to the financial statements and our report dated January 30, 2004, included in the Domino’s Pizza, Inc. Registration Statement on Form S-1, Amendment No. 4 (No. 333-114442-01). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Detroit, Michigan

July 7, 2004